Exhibit 99.1

ECI Telecom Group Ltd. Consolidated Financial Statements December 31, 2019

ECI Telecom Group Ltd. Consolidated Statements of Financial Position as at December 31 2019 Contents Page Auditors’ Report 2 Consolidated Financial Statements Consolidated Balance Sheets 3 Consolidated Statements of Operations 5 Consolidated Statements of Comprehensive Loss 6 Consolidated Statements of Changes in Equity 7 Consolidated Statements of Cash Flows 8 Notes to the Consolidated Financial Statements 10

Somekh Chaikin KPMG Millennium Tower 17 Ha’arba’a Street, PO Box 609 Tel Aviv 61006, Israel +972 3 684 8000 Independent Auditor’s Report To the Board of Directors of ECI Telecom Group Ltd. We have audited the accompanying consolidated financial statements of ECI Telecom Group Ltd. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECI Telecom Group Ltd. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2019 in accordance with U.S. generally accepted accounting principles. Emphasis of Matter As discussed in Note 2Q to the consolidated financial statements, in 2019, the Company adopted new accounting guidance for leases due to the adoption of ASC 842, Leases. Our opinion is not modified with respect to this matter. Somekh Chaikin Certified Public Accountants (Isr.) Member Firm of KPMG International February 27, 2020

ECI Telecom Group Ltd.

Consolidated Balance Sheets as at December 31

		2019	2018
	Note	$ in thousands	$ in thousands
Assets
Cash and cash equivalents		19,040	29,167
Restricted cash		4,930	11,796
Trade receivables	4	91,719	78,037
Other receivables	4	15,937	16,578
Inventory	5	55,706	58,651
Total current assets		187,332	194,229

Long-term trade and other receivables	4	3,350	10,263
Assets held for employees’ severance benefits	9	13,263	13,243
Property, plant and equipment, net	6	45,795	45,616
Software development costs, net	7	49,047	42,489
Operating lease right-of-use assets	19	24,928	-
Goodwill	7	105,000	105,000
Deferred income tax	15	3,715	2,255
Total non-current assets		245,098	218,866

Total assets		432,430	413,095

Suzanne Hart	Darryl Edwards	Giora Bitan
Director	Chief Executive Officer	Chief Financial Officer

Date of approval of the financial statements: February 27, 2020

The accompanying notes are an integral part of these consolidated financial statements.

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ECI Telecom Group Ltd. Consolidated Balance Sheets as at December 31 Note 2019 2018 $ in thousands $ in thousands Liabilities Short-term loans 8 2,310 2,320 Trade payable 66,849 60,432 Operating lease liabilities 19 8,857 - Other payables and accrued liabilities 10 76,699 83,450 Total current liabilities 154,715 146,202 Long-term loans 8 159,099 141,847 Liability for employee benefits 9 22,174 20,835 Other long-term liabilities 10 13,723 19,808 Operating lease liabilities, net of current 19 18,053 - Deferred income tax 15 885 346 Total non-current liabilities 213,934 182,836 Total liabilities 368,649 329,038 Equity 11 76,475 Non-controlling interest 93,736 Ordinary shares, NIS 0.01 par value per share; 189,999,990 shares authorized as at December 31, 2019 and 2018, respectively; 42,337,655 shares issued and outstanding as at December 31, 2019 and 2018, respectively 122 122 Capital surplus 1,296,577 1,296,577 Preferred A shares, 0.01 NIS par value per share (liquidation preference $87,310 thousand); 10,000,000 shares authorized, issued and outstanding as at December 31, 2019 and 2018, respectively 87,310 87,310 Special shares, 0.01 NIS par value per share; 10 shares authorized, issued and outstanding as at December 31, 2019 and 2018, respectively - - Capital reserves 87,998 87,998 Accumulated deficit (1,501,962) (1,464,425) Equity (deficit) attributable to owners of the 7,582 Company (29,955) Total equity 63,781 84,057 Total liabilities and equity 432,430 413,095 The accompanying notes are an integral part of these consolidated financial statements. 4

ECI Telecom Group Ltd. Consolidated Statements of Operations for the Year Ended December 31 Note 2019 2018 2017 $ in thousands $ in thousands $ in thousands Revenue: 3 Product 293,915 320,298 290,036 Service 87,889 86,035 77,171 Total revenue 381,804 406,333 367,207 Cost of revenue: 13 Product 185,676 213,868 198,539 Service 52,271 49,205 40,907 Total cost of revenue 237,947 263,073 239,446 Gross profit 143,857 143,260 127,761 Research and development costs, net 13 43,417 38,578 42,794 Selling and marketing expenses 58,043 59,014 55,070 General and administrative expenses 19,520 23,429 19,225 Reorganization expenses 10 - 1,380 - Operating income 22,877 20,859 10,672 Financial expenses, net 13 (35,824) (48,358) (43,957) Other income (expenses), net (8,047) 43 (504) Loss before taxes on income (20,994) (27,456) (33,789) Taxes on income 15 (4,748) (2,942) (3,154) Net loss (25,742) (30,398) (36,943) Attributable to: Owners of the Company (43,003) (40,373) (36,943) Non-controlling interests 17,261 9,975 - Net loss (25,742) (30,398) (36,943) Loss per share Basic and dilutive loss per ordinary share (in dollars) 14 (1.26) (1.25) (1.09) The accompanying notes are an integral part of these consolidated financial statements. 5

ECI Telecom Group Ltd. Consolidated Statements of Comprehensive loss for the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Net loss (25,742) (30,398) (36,943) Other comprehensive income (loss), net of tax - - - Comprehensive loss, net of tax (25,742) (30,398) (36,943) The accompanying notes are an integral part of these consolidated financial statements. 6

ECI Telecom Group Ltd.

Consolidated Statements of Changes in Equity

	Number of shares	Share capital	Capital surplus	Preferred shares	Capital note	Capital reserves	Accumulated deficit	Total	Non-Controlling interests	Total equity
	$ in thousands (except number of shares)									
Balance at January 1, 2019	**42,337,655**	**122**	**1,296,577**	**87,310**	**-**	**87,998**	**(1,464,425)**	**7,582**	**76,475**	**84,057**
Adoption of Accounting Standards Codification 842, *Leases* (see Note 2Q)	-	-	-	-	-	-	**5,466**	**5,466**	**-**	**5,466**
Net loss	-	-	-	-	-	-	**(43,003)**	**(43,003)**	**17,261**	**(25,742)**
Balance at December 31, 2019	**42,337,655**	**122**	**1,296,577**	**87,310**	**-**	**87,998**	**(1,501,962)**	**(29,955)**	**93,736**	**63,781**
Balance at January 1, 2018	33,870,124	98	1,246,905	-	37,887	87,998	(1,424,052)	(51,164)	-	(51,164)
Net loss	-	-	-	-	-	-	(40,373)	(40,373)	9,975	(30,398)
Capital contribution	-	-	11,809	-	-	-	-	11,809	-	11,809
Issuance of preferred shares	-	-	-	87,310	-	-	-	87,310	-	87,310
Issuance of preferred shares in a subsidiary to non-controlling interests	-	-	-	-	-	-	-	-	66,500	66,500
Shares issued for a capital note	8,467,531	24	37,863	-	(37,887)	-	-	-	-	-
Balance at December 31, 2018	42,337,655	122	1,296,577	87,310	-	87,998	(1,464,425)	7,582	76,475	84,057
Balance at January 1, 2017	33,870,124	98	1,246,905	-	37,887	87,998	(1,387,109)	(14,221)	-	(14,221)
Net loss	-	-	-	-	-	-	(36,943)	(36,943)	-	(36,943)
Balance at December 31, 2017	33,870,124	98	1,246,905	-	37,887	87,998	(1,424,052)	(51,164)	-	(51,164)

The accompanying notes are an integral part of these consolidated financial statements.

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ECI Telecom Group Ltd. Consolidated Statements of Cash Flows for the Year Ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Cash flows from (used in) operating activities Net loss (25,742) (30,398) (36,943) Adjustments for: Depreciation and amortization 30,239 28,388 27,995 Accrued severance pay, net 1,319 (1,157) 472 Other, net (310) 1,757 (566) Deferred taxes (921) 616 (252) Increase in operating lease liabilities 1,982 - - Decrease (increase) in trade receivables (including non-current maturities of long-term trade receivables) (6,769) 16,371 (23,737) Decrease (increase) in other receivables (including non-current maturities of long-term other receivables) (366) 11,415 (12,471) Decrease (increase) in prepaid expenses 1,007 756 (693) Decrease (increase) in inventories 1,979 (781) (1,265) Increase (decrease) in trade payables 5,441 (27,676) 36,897 Increase (decrease) in other payables and accrued liabilities (2,499) 8,136 35,484 Increase (decrease) in long-term liabilities 15,218 31,208 (1,011) Net cash from operating activities 20,578 38,635 23,910 The accompanying notes are an integral part of these consolidated financial statements. 8

ECI Telecom Group Ltd. Consolidated Statements of Cash Flows for the Year Ended December 31 (cont’d) 2019 2018 2017 $ in thousands $ in thousands $ in thousands Cash flows used in investing activities Software development costs capitalized (25,956) (25,978) (20,007) Investment in property, plant and equipment (9,323) (7,632) (6,209) Net cash used in investing activities (35,279) (33,610) (26,216) Cash flows from (used in) financing activities Increase (decrease) in short-term loans, net (10) 1,860 460 Issuance of long-term loans (*) - 102,200 - Repayment of long-term loans (*) - (202,686) - Payment of deferred financing costs (*) (2,104) (7,913) (289) Proceeds from issuance of long-term derivative (*) - 10,500 - Repayment of derivatives (*) - (8,000) - Proceeds from preferred shares issuance in subsidiary (*) - 59,013 - Proceeds from preferred shares issuance (*) - 44,000 - Net cash from (used in) financing activities (2,114) (1,026) 171 Effect of exchange rate fluctuations on cash and cash equivalents (178) (2,266) 738 Net increase (decrease) in cash, cash 1,733 (1,397) equivalents and restricted cash (16,993) Cash, cash equivalents and restricted cash as at the beginning of the year 40,963 39,230 40,627 Cash, cash equivalents and restricted cash as at the end of the year 23,970 40,963 39,230 Supplemental disclosures: 3,135 Income taxes paid, net of tax refunds 3,242 3,432 Interest paid mainly on loans 21,087 4,507 13,415 Cash inflows (outflows) for the year ended December 31, 2019 and 2018 are in connection with a Debt Refinancing that took place in March 2018 (see Notes 8 and 11). A. Non-cash activities 2019 2018 2017 $ in thousands Purchase of property, plant and equipment 2,417 1,677 1,343 Preferred shares issuance and capital contribution - 55,119 - Preferred shares issuance in subsidiary - 7,489 - The accompanying notes are an integral part of these consolidated financial statements. 9

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 1 - General A. Reporting entity ECI Telecom Group Ltd. (“ECI Telecom Group” or “ETG”) is an Israeli company that was incorporated in 2007. The address of the registered office is 30 Hasivim Street Petah-Tikva, Israel. ECI Telecom Group and its subsidiaries (collectively, the "Company") is a global provider of ELASTIC Network® solutions for service providers, Cloud Solution Providers, utilities as well as data center operators. These solutions include scalable, transport and data networking infrastructure platforms for optical and digital telecommunications networks, as well as broadband access systems. Along with its long-standing, industry-proven packet-optical transport and broadband access systems, the Company offers a variety of SDN/NFV applications, end-to-end network management, a comprehensive cyber security solution, and a range of professional services. The Company's products are designed to create and manage bandwidth, maximize revenues for network operators, reduce operating expenses, expand capacity, improve performance and enable new revenue-generating services. The Company operates in one operating segment. B. Agreement and Plan of Merger On November 14, 2019, ETG and ECI Holding (Hungary) KFT (the “Parent Company”) entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ribbon Communications Inc. (“Ribbon”), Eclipse Communications Ltd., an indirect wholly owned subsidiary of Ribbon (the "Merger Sub") and Ribbon Communications Israel Ltd. ("Ribbon Israel"), pursuant to which the Merger Sub will merge with and into ETG, with ETG surviving such merger as a wholly-owned subsidiary of Ribbon. As provided in the Merger Agreement, in connection with and at the time of the closing of the Merger (the "Effective time" or the "Closing"), all equity securities of ETG issued and outstanding immediately prior to the Effective Time will be converted into the right to receive consideration consisting of $324 million in cash, subject to adjustments for indebtedness (mainly, but not limited to, the repayment of ETG’s senior loan, see Note 8), pre-closing distributions and transaction expenses.(the "Cash Consideration"), and 32.5 million shares of common stock of Ribbon subject to adjustments for certain taxes (the "Stock Consideration"). Additionally, ETG equity holders will be entitled to the amount received as a result of ETG's sale of certain real-estate assets of ETG less any taxes payable by ETG resulting from the disposition. There are certain filings and approvals required in order to consummate the Merger. Upon Closing the Company estimates to pay approximately $25 million of transaction expenses, mainly payable to service providers and Company’s managers. Ribbon common stock trades on the Nasdaq Global Select Market under the symbol "RBBN". In connection with the Merger Agreement, Pathfinder Strategic Credit LP (“Pathfinder”), ETG and Ribbon entered into a Share Purchase Agreement, pursuant to which, among other matters, Pathfinder agreed to sell its preferred shares of ECI Telecom Ltd (“ECI”), a wholly owned subsidiary of ETG (see Note 11D) at the effective Time for an aggregate purchase price of approximately $95 million, depending on the date of the Effective Time. C. Definitions In these financial statements – ECI Telecom Group – ECI Telecom Group Ltd. The Company – ECI Telecom Group Ltd. and its subsidiaries. Subsidiaries – Companies, the financial statements of which are fully consolidated, directly or indirectly, with the financial statements of ECI Telecom Group. Related party – Within its meaning in ASC 850, "Related Party Disclosures". 10

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies A. Basis of presentation The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“dollar” or “USD”). The functional currency of the Company and of all the Subsidiaries is the dollar. Transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured into dollars. Gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies have been included in financial income (expenses) in the consolidated statements of operations. B. Consolidation The consolidated financial statements comprise the statements of ECI Telecom Group and its wholly owned subsidiaries. Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, have been eliminated in consolidation. Non-controlling interests comprise the equity of a subsidiary that cannot be attributed, directly or indirectly, to ECI Telecom Group. As at December 31, 2019 and 2018 they include preferred shares issued by ECI, an entity in which ECI Telecom Group owns all of the issued and outstanding ordinary shares (see Note 11D). Profit or loss and any part of other comprehensive income are allocated to the owners of the Company and the non-controlling interests. Dividends accumulated at a rate of 20% per annum are allocated to the owners of the non-controlling interests and the remaining profit or loss and other comprehensive income are allocated to the owners of the Company. C. Use of estimates and judgements The preparation of financial statements in conformity with GAAP requires management to make judgements, assumptions and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and judgements relied upon in preparing these consolidated financial statements and accompanying notes include revenue recognition for multiple element arrangements, inventory valuations, legal contingencies, recoverability of net deferred tax assets and the related valuation allowances, recoverable amounts of goodwill and other intangible assets and the fair value measurement of non-trading derivatives. Actual results could differ materially from the amounts reported based on these estimates. D. Reclassifications From time to time, certain amounts in prior year financial statements may be reclassified to conform to the current year presentation. 11

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) E. Financial instruments The Company's financial instruments consist mainly of cash and cash equivalents, short-term interest bearing investments, accounts receivable, accounts payable, short-term and long-term loans, and derivative financial instruments. The carrying amounts of the financial instruments included in the accounts of the Company do not significantly vary from their fair values. Fair value for the measurement of financial assets and liabilities is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company utilizes a valuation hierarchy for disclosure of the inputs for fair value measurement. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities; Level 2 inputs are quoted prices for identical or similar assets or liabilities in less active markets or model-derived valuations in which significant inputs are observable for the asset or liability, either directly or indirectly through market corroboration; Level 3 inputs are unobservable inputs based on the Company's assumptions used to measure assets and liabilities at fair value. By distinguishing between inputs that are observable in the market place, and therefore more objective, and those that are unobservable and therefore more subjective, the hierarchy is designed to indicate the relative reliability of the fair value measurements. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. F. Cash and cash equivalents and restricted cash The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company classifies as restricted cash all cash and cash equivalents pledged as collateral to secure certain Company obligations. G. Inventories Inventories are stated at the lower of cost and net realizable value. The cost of inventories is based on the moving average, and includes expenditure incurred in acquiring the inventories and the costs incurred in bringing them to their existing location and condition. The Company reduces the carrying value of inventories for items that are potentially excess, obsolete or slow moving, based on estimates of future customer demand of products and other economic factors. 12

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) H. Property, plant and equipment Property, plant and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. The cost of property, plant and equipment includes expenditure that is directly attributable to the acquisition of the asset. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Depreciation is recognized in earnings on a straight-line basis over the estimated useful lives of the assets as follows: Buildings 40 years Machinery and equipment 3 to 10 years (mainly 10 years) Office furniture and equipment 10 to 14 years Computers and software 3 to 5 years Leasehold improvements the shorter of the lease term and the useful life Motor vehicles 6 years Depreciation methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate. I. Goodwill and intangible assets Goodwill Goodwill is not amortized, but instead is tested for impairment at least annually, or more frequently if indicators of potential impairment exist, by comparing the fair value of the Company's reporting unit to its carrying value. The Company's annual testing for impairment of goodwill is completed as at December 31. The Company operates as a single operating segment with one reporting unit and consequently evaluates goodwill for impairment based on an evaluation of the fair value of the Company as a whole. The Company performed its step one assessments for each of the years ended December 31, 2019, 2018 and 2017 and determined each year that its fair value was in excess of its carrying value and accordingly, there was no impairment of goodwill. Software development costs capitalized Expenditure on research activities, undertaken with the prospect of gaining new technical knowledge and understanding, is recognized in profit or loss when incurred. The Company capitalizes certain software development costs. Capitalization of software development costs commences upon the determination of technological feasibility and continues up to the time the software is available for general release to customers, at which time capitalized software costs are amortized to cost of revenues on a straight-line basis over the expected life of the related product, generally up to three years. In subsequent periods, capitalized software development expenditure is measured at cost less accumulated amortization and accumulated impairment losses, if any. The Company periodically estimates the recoverability of software development costs. The recoverable amounts as of December 31, 2019, 2018 and 2017 were estimated to be higher than the respective carrying amounts and no provision for impairment was required. 13

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) J. Revenue recognition (1) The following accounting policy was applied by the Company for periods ending before January 1, 2018: Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists (usually in the form of an executed sales agreement); delivery of the product has occurred or services have been rendered; the price to the buyer is fixed or determinable; and collectability is reasonably assured. In instances where the arrangement includes final acceptance criteria, revenue is not recognized before the Company is able to demonstrate that there are no uncertainties regarding the criteria specified in the acceptance provisions or that they have been satisfied. Revenue from services rendered is recognized in profit or loss in proportion to the stage of completion of the transaction at the reporting date. Revenues from maintenance contracts for the Company’s products and software and separately priced extended warranty contracts are usually recognized ratably over the contract period. When the credit period is short and constitutes the accepted credit period in the industry, the future consideration is not discounted. When the credit period is longer than the accepted credit period in the industry, the Company recognizes the future consideration discounted to its present value using the risk rate of the customer. The difference between the fair value and the nominal amount of the future consideration is recognized as interest revenue over the excess credit period. Revenue for multiple element arrangements is allocated to each unit of accounting based on the relative selling price of each delivered element, with revenue recognized for each delivered element when the revenue recognition criteria are met. The Company determines the selling price for each deliverable based upon the selling price hierarchy for multiple-deliverable arrangements. Under this hierarchy, the Company uses vendor -specific objective evidence ("VSOE") of selling price, if it exists, or third-party evidence ("TPE") of selling price if VSOE does not exist. If neither VSOE nor TPE of selling price exists for a deliverable, the Company uses its best estimate of selling price ("BESP") for that deliverable. (2) The following accounting policy was applied by the Company for periods ending after January 1, 2018: As from January 1, 2018 the Company has early adopted Accounting Standards Codification ("ASC") 606, Revenue from Contracts with Customers ("ASC 606"), which sets out guidance for revenue recognition. The Company elected to apply ASC 606 using the modified retrospective approach, as from the initial date of application, without restatement of comparative data. As part of the initial application of ASC 606, the Company has chosen to apply the expedients in the transitional provisions, according to which ASC 606 is applied only for contracts not yet complete at the transition date. The application of new accounting policies for recognizing revenue as of from January 1, 2018 following the application of ASC 606 did not have a material effect on the Company’s financial statements. In addition, implementation of ASC 606 had no material effect on retained earnings as at the transition date. The Company recognizes revenue when the customer obtains control over the promised goods or services. The revenue is measured according to the amount of the consideration to which the Company expects to be entitled in exchange for the goods or services promised to the customer, other than amounts collected for third parties. 14

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) J. Revenue recognition (cont’d) (2) (cont’d) Identifying the contract The Company accounts for a contract with a customer only when the following conditions are met: The parties to the contract have approved the contract (in writing, orally or according to other customary business practices) and they are committed to satisfying the obligations attributable to them The Company can identify the rights of each party in relation to the goods or services that will be transferred; The Company can identify the payment terms for the goods or services that will be transferred; The contract has a commercial substance (i.e. the risk, timing and amount of the entity’s future cash flows are expected to change as a result of the contract); and It is probable that the consideration, to which the Company is entitled to in exchange for the goods or services transferred to the customer, will be collected. For the purpose of paragraph (e) the Company examines, inter alia, the percentage of the advance payments received and the spread of the contractual payments, past experience with the customer and the status and existence of sufficient collateral. If a contract with a customer does not meet all of the above criteria, consideration received from the customer is recognized as a liability until the criteria are met, or when one of the following events occurs: the Company has no remaining obligations to transfer goods or services to the customer and any consideration promised by the customer has been received and cannot be returned; or the contract has been terminated and the consideration received from the customer cannot be refunded. Identifying performance obligations On the contract’s inception date the Company assesses the goods or services promised in the contract with the customer and identifies as a performance obligation any promise to transfer to the customer one of the following: Goods or services (or a bundle of goods or services) that are distinct; or A series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer. The Company identifies goods or services promised to the customer as being distinct when the customer can benefit from the goods or services on their own or in conjunction with other readily available resources and the Company’s promise to transfer the goods or services to the customer is separately identifiable from other promises. In projects executed under contract, when a significant service is provided of integrating the various goods and services in the contract into one integrated outcome, the Company identifies one performance obligation. In all other cases, the Company identifies more than one performance obligation. 15

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) J. Revenue recognition (cont’d) (2) (cont’d) Determining the transaction price The transaction price is the amount of the consideration to which the Company expects to be entitled in exchange for the goods or services promised to the customer, other than amounts collected for third parties. The Company takes into account the effects of all the following elements when determining the transaction price: variable consideration, the existence of a significant financing component, non-cash consideration, and consideration payable to the customer. Satisfaction of performance obligations Revenue is recognized when the Company satisfies a performance obligation by transferring control over promised goods or services to the customer. Contract costs Incremental costs of obtaining a contract with a customer such as sales fees to agents, are recognized as an asset when the Company is likely to recover these costs. Costs to obtain a contract that would have been incurred regardless of the contract are recognized as an expense as incurred, unless the customer can be billed for those costs. Costs incurred to fulfill a contract with a customer and not in the scope of another standard are recognized as an asset when they: relate directly to a contract the Company can specifically identify; they generate or enhance resources of the Company that will be used in satisfying performance obligations in the future; and they are expected to be recovered. In any other case the costs are recognized as an expense as incurred. K. Employee benefits The majority of the Company’s agreements with employees in Israel are in accordance with Section 14 of the Severance Pay Law, 1963 (“Section 14”), where the Company’s contributions for severance pay are paid to the employee upon termination instead of the severance liability that would otherwise be payable under the law as aforementioned. In accordance with Section 14 the Company makes regular deposits with certain insurance companies and pension funds for accounts controlled by each applicable employee. The Company is fully relieved from any severance pay liability with respect to each such employee upon contribution to the insurance company or a pension fund as the amounts deposited are not under the control and management of the Company and the severance pay risks have been irrevocably transferred to the insurance company or the pension fund. Therefore, the related severance pay obligation and amounts deposited on behalf of such obligation are not reflected in the consolidated balance sheets. 16

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) K. Employee benefits (cont’d) The Company’s liability for severance pay to a minority of its Israel -based employees to whom Section 14 does not apply is calculated pursuant to Israel’s Severance Pay Law. The liability for employee severance benefits is based on salary components as prescribed in the current labor agreement and calculated on the basis of length of service and the latest monthly salary - one month’s salary for each year employed. The liability is mostly covered by amounts the company deposits in external pension and severance funds managed by unrelated financial institutions and to a lesser extent by the unfunded provision. The provision for severance pay also includes amounts related to employees in countries other than Israel and is calculated in accordance with the rules of the country in which they are employed. Share-based payment transactions The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. GAAP requires estimating the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense using the straight -line method over the requisite service periods. Because stock-based compensation expense recognized in the Consolidated Statement is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) method of valuation for the measurement and recognition of compensation expense for share-based payment awards. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s estimated stock value as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. Although the fair value of employee stock options is determined using an option-pricing model, this value may not be indicative of the fair value observed in a willing market participants transaction. The Company’s share-based payment awards will be exercisable following the lapse of their vesting periods and the earlier of (i) an IPO; or (ii) a Corporate Transaction (such as a merger, consolidation or similar transaction, a sale or other disposition of all or substantially all of the consolidated assets of the Company, or of the outstanding securities of the Company), as defined in the plan documents. As a result, an expense will be recorded in respect of these awards only when management estimates that such an event will occur. L. Research and development costs Research and development costs are expensed as incurred (see Note 2I for the accounting in respect of capitalized software development costs). The Company records grants received from the Office of the Innovation Authority of the Israeli Ministry of Economics (“IIA”) as a reduction of research and development expenses. Royalties payable to IIA are recognized pursuant to sale of related products and are classified as cost of revenues. 17

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) M. Concentrations of credit risk The financial instruments that potentially subject the Company to concentrations of credit risk are cash, cash equivalents, restricted cash and trade and other receivables. The cash, cash equivalents and restricted cash are deposited with a number of established financial institutions. Management believes that the financial institutions holding the Company’s deposits have a sufficient credit rating. Management believes that the exposure in respect of trade and unbilled receivables is limited because most of the Company’s customers are large companies with high credit rates, and also the large number of customers and their geographical spread. In addition, the credit risk is mitigated by credit insurance policies the Company obtains from large insurance entities on the majority of its trade receivables balances. N. Warranty costs Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. O. Taxes on income Income tax comprises current and deferred tax. Current tax and deferred tax are recognized in earnings, or are recognized directly in equity to the extent they relate to items recognized directly in equity. Current tax is the expected tax payable (or receivable) on the taxable income for the year, using tax rates enacted at the reporting date. Current taxes also include taxes in respect of prior years. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. The Company records valuation allowances to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign subsidiaries, because the Company considers these earnings to be indefinitely reinvested. A deferred tax liability will be recognized when the Company can no longer demonstrate that it plans to indefinitely reinvest these undistributed earnings. A provision for uncertain tax positions, including additional tax, interest and penalties, is recognized when the Company determines it is not more likely than not that a certain position will be sustained. The Company measures the tax benefit to be provided for as the largest amount that is more than 50% likely of being realized upon settlement. P. Earnings per share The Company presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year, adjusted for treasury shares. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders of the Company and the weighted average number of ordinary shares outstanding, after adjustment for treasury shares, for the effects of all dilutive potential ordinary shares, share options and share options granted to employees. 18

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 2 - Basis of Preparation and Summary of significant accounting policies (cont’d) Q. Leases Effective January 1, 2019 (the “Adoption Date”), the Company adopted Accounting Standards Codification 842, Leases (“ASC 842”) issued by the Financial Accounting Standards Board (“FASB”). ASC 842 replaced existing lease accounting rules with a comprehensive lease measurement and recognition standard and expanded disclosure requirements (see Note 19). ASC 842 requires lessees to recognize most leases on their balance sheets. The Company elected to use the alternative transition method, which allows entities to initially apply ASC 842 at the Adoption Date with no subsequent adjustments to prior period lease costs for comparability. The Company elected the package of practical expedients permitted under the transition guidance, which provided that a company need not reassess whether expired or existing contracts contained a lease, the lease classification of expired or existing leases, and the amount of initial direct costs for existing leases. In connection with the adoption of ASC 842, the Company recorded additional lease assets of $29.8 million and additional lease liabilities of $29.8 million as of January 1, 2019. The Company also recognized as a cumulative-effect adjustment to equity at the Adoption Date, an amount of $5.5 million, due to a previously accounted for portion of deferred gain resulting from a sale and operating leaseback that took place prior to the adoption of ASC 842. As a result the Company stopped amortizing the deferred gain starting from the Adoption Date. This amortization, recorded in 2018 as a reduction of the respective lease expense, amounted to $1.4 million for the year ended on December 31, 2018, and the respective deferred tax expense, amounted to $0.3 million for the year ended on December 31, 2018. Other than the aforesaid, the adoption of this standard had no impact on the Company's consolidated statements of operations or of cash flows. R. Recent accounting pronouncements In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326). This update requires measurement and recognition of expected credit losses for financial assets held based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The update has been effective for the Company starting from January 1, 2020. The Company does not expect this accounting standard update will have a material impact on the consolidated financial statements. In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). This update removes Step 2 of the goodwill impairment test, which requires the assessment of fair value of individual assets and liabilities of a reporting unit to measure goodwill impairments. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value. The Company early adopted this standard for the annual goodwill impairment tests performed on testing dates after January 1, 2017. This accounting standard did not have a material impact on the consolidated financial statements. In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This update amends the disclosure requirements for fair value measurements. The update has been effective for the Company starting from January 1, 2020. The Company does not expect this accounting standard update will have a material impact on the consolidated financial statements. 19

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 3 - Operating Segments The Company operates in one business segment only, namely the development, production and marketing of network solutions. Entity level disclosures Major customers Revenues from major customers of the Company, as a percentage of consolidated revenues for the year (when they exceed 10%), are as follows: For the year ended December 31 2019 2018 2017 Customer 1 16% 23% 27% Customer 2 * 13% 12% Customer 3 10% * 12% * Represents an amount of less than 10%. Revenues by geographical regions For the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands EMEA 171,251 142,814 116,089 India 124,982 155,744 154,961 Israel 40,620 64,775 56,709 RoW 44,951 43,000 39,448 381,804 406,333 367,207 Management considers as significant revenues from customers attributed to the group of countries known as EMEA, which includes Europe, Middle East (excluding Israel which is the Company’s country of domicile and therefore presented separately) and Africa. Revenues are presented separately for India due to materiality and all other foreign countries are presented in total as RoW (rest of world). Most of the Company’s non-current long lived assets are located in Israel. 20

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 4 - Trade and Other Receivables Current assets December 31 2019 2018 $ in thousands $ in thousands Trade receivables (1) 92,727 80,691 Less provision for doubtful debts (1,008) (2,654) Other receivables (1) 91,719 78,037 Advances to suppliers 653 818 Prepaid expenses 1,647 3,118 Tax authorities 6,735 3,914 Subcontractors 5,561 5,788 Israeli Innovation Authority 448 1,008 Other 893 1,932 15,937 16,578 (1) There are no current trade or other receivables due from related parties as at December 31, 2019 and 2018. Non-current assets December 31 2019 2018 $ in thousands $ in thousands Trade receivables 2,553 8,837 Tax receivable (2) - non-current portion 797 1,426 3,350 10,263 As at December 31, 2019, the US subsidiary expects to receive a tax refund in the total amount of approximately $1.0 million over the period of 2020 through 2028. Out of this refund an amount of approximately $0.2 million is expected to be received within the next 12 months and is included in other receivables under current assets in the consolidated balance sheet. 21

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 4 - Trade and Other Receivables (cont’d) Details regarding maturity dates of trade receivables: December 31, 2019 Carrying More than amount 1 year 2-3 years 3 years $ in thousands $ in thousands $ in thousands $ in thousands Trade receivables 94,272 91,719 2,553 - December 31, 2018 Carrying More than amount 1 year 2-3 years 3 years $ in thousands $ in thousands $ in thousands $ in thousands Trade receivables 86,874 78,037 8,837 - The changes in the allowance for doubtful account balances in the years ended December 31, 2019, 2018 and 2017 were as follows: For the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Balance at the beginning of the period 2,654 1,958 3,284 Doubtful debt expenses 291 1,170 555 Write-downs charged against the allowance (1,865) (387) (1,571) Exchange rate differences (40) (32) 89 Recoveries of amounts previously charged (32) (55) (399) Balance at the end of the period 1,008 2,654 1,958 Note 5 - Inventories December 31 2019 2018 $ in thousands $ in thousands Raw materials and consumables 10,874 9,410 Work in progress 504 226 Finished goods 28,346 30,145 39,724 39,781 Service-related inventory 15,982 18,870 55,706 58,651 For further details on inventory under liens see Note 17C. 22

ECI Telecom Group Ltd.

Notes to the Consolidated Financial Statements

Note 6 - Property, Plant and Equipment

	Land and buildings	Machinery and equipment	Motor vehicles	Office furniture and equipment	Computers	Software	Total
				$ in thousands			
Cost							
Balance as at January 1, 2019	39,893	155,683	793	6,396	79,246	101,052	383,063
Additions	**787**	**3,157**	**47**	**63**	**1,741**	**4,268**	**10,063**
Disposals	**(784)**	**(214)**	**-**	**(107)**	**(179)**	**-**	**(1,284)**
Balance as at December 31, 2019	**39,896**	**158,626**	**840**	**6,352**	**80,808**	**105,320**	**391,842**
Accumulated depreciation							
Balance as at January 1, 2019	15,738	148,448	678	6,130	76,531	89,922	337,447
Additions	**487**	**2,082**	**46**	**103**	**1,389**	**5,768**	**9,875**
Disposals	**(775)**	**(214)**	**-**	**(107)**	**(179)**	**-**	**(1,275)**
Balance as at December 31, 2019	**15,450**	**150,316**	**724**	**6,126**	**77,741**	**95,690**	**346,047**
Net book value as at December 31, 2019	**24,446**	**8,310**	**116**	**226**	**3,067**	**9,630**	**45,795**
Net book value as at December 31, 2018	24,155	7,235	115	266	2,715	11,130	45,616

Subsequent to the balance sheet date, in connection with the Merger Agreement (see Note 1B), the Company entered into an agreement to sell certain land and building assets in its Israel headquarters location, to a non-related party. The closing of this transaction is to take place on the Effective Time and is conditional on the successful closing of the Merger Agreement.

The expected gross consideration is NIS 156.0 million (approximately $45.5 million). The aggregate net book value of the assets sold is estimated to be approximately $23.3 million, depending on the time of the disposition. Additional transaction related costs are estimated at $11.9 million. Based on current NIS to USD exchange rates and the estimated disposition date, the net capital gain is estimated at approximately $10.3 million.

23

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 7 - Intangible assets The Company's intangible assets as at December 31, 2019 and December 31, 2018 consisted of goodwill and software development costs. Goodwill December 31 2019 2018 $ in thousands $ in thousands Goodwill 325,078 325,078 Accumulated impairment losses (220,078) (220,078) 105,000 105,000 There were no changes in the carrying amounts of the Company’s goodwill in the years ended on December 31, 2019 and 2018. Software development costs December 31 2019 2018 $ in thousands $ in thousands Cost 277,270 251,314 Accumulated amortization (228,223) (208,825) 49,047 42,489 The changes in the carrying amount of the Company’s software development costs in the years ended December 31, 2019 and 2018 were as follows: December 31 2019 2018 $ in thousands $ in thousands Balance at the beginning of the period 42,489 33,754 Capitalization of software development costs during the period 25,956 25,979 Amortization for the period (19,398) (17,244) Balance at the end of the period 49,047 42,489 Amortization expense for software development costs for the years ended December 31, 2019, 2018 and 2017 was as follows (classified in Cost of product revenue, in the consolidated statements of operations): For the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Amortization for the period 19,398 17,244 16,116 24

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 7 - Intangible assets (cont'd) Software development costs (cont'd) Estimated future amortization expense for the Company’s software development costs as at December 31, 2019 was as follows: Year ending December 31, $ in thousands 2020 22,938 2021 15,985 2022 9,280 2023 844 49,047 Note 8 - Loans A. Composition: Short-term loans December 31 2019 2018 $ in thousands $ in thousands Short-term loans from banks 2,310 2,320 Long-term loans December 31 2019 2018 $ in thousands $ in thousands Long-term loan 153,000 153,000 Original issue discount (3,060) (3,060) 149,940 149,940 Contingent Value Rights (See Note 8E) (10,500) (10,500) Deferred Financing Costs (9,800) (9,800) 129,640 129,640 Accrued Payable-in-Kind (“PIK”) 29,459 interest - non-current portion 12,207 159,099 141,847 25

ECI Telecom Group Ltd.

Notes to the Consolidated Financial Statements

Note 8 - Loans (cont'd)

B. Information on material loans

Type	Interest rate per annum payable on a quarterly basis	Interest rate per annum payable-in-kind, and accumulated until loan maturity	Maturity	December 31, 2019		December 31, 2018	
				Face value	Carrying amount	Face value	Carrying amount
	%	%		$ in thousands		$ in thousands	
Long-term loan	Libor plus margin of 4.5%	8.5%	March 2023 (see note 8D)	**153,000**	**129,640**	153,000	129,640
Accrued PIK Interest	Libor plus margin of 4.5%	8.5%	March 2023 (see note 8D)	**24,515**	**29,459**	10,007	12,207
Short-term loans from banks	3.81% - 4.6%	-	March 2020	**2,310**	**2,310**	2,320	2,320
				179,825	**161,409**	165,327	144,167

C. Long-term loan and Merger Agreement

As part of the Merger agreement (see Note 1B) both the loans, including PIK interest accrued, and the Contingent Value Rights will be paid off in their entirety.

On November 14, 2019, in connection with the Merger Agreement (see Note 1B), the Company entered into a Letter of Intent with the lenders, according to which the Company may elect to prepay the entire facility as of the Effective Time at a repayment price of 102 per cent of the original principal face value of the loan ($153.0 million) plus the amount of all accrued and unpaid PIK Interest.

D. 2018 Debt Refinancing

In March 2018, the Company refinanced its outstanding debt (the "Debt Refinancing").

The Company entered into a long-term credit agreement which provides for a $153.0 million 5 year term loan facility (the "Senior Facility"). The Senior facility was fully drawn at the closing of the credit agreement.

The Senior Facility matures in March 2023. Starting from 36 months after the closing date and ending 57 months after the closing, the Senior Facility amortizes by installments of 1%-1.5% of the facility per each 3 month period. The remaining 90% matures 60 months from the closing date.

The loan drawn under the Senior Facility was used primarily to refinance the previous indebtedness of the Company. The Company settled its outstanding Term and Mezzanine loans, including accrued interest and in addition the Company repaid an outstanding short-term loan from a bank in the amount of $27.8 million.

Out of the previously outstanding Term and Mezzanine loans, a certain lender, Pathfinder, converted $66.5 million owed to it into preferred shares of ECI Telecom Ltd. and special shares of ECI Telecom Group, (see Notes 11C and 11D).

For details on equity securities issued as part of the Debt Refinancing see note 11. For details on liens in respect of the credit agreements see note 17C.

26

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 8 - Loans (cont’d) E. Separable embedded derivatives The previous lenders of the Term loans and Mezzanine loans had also been entitled to receive additional payments upon the occurrence of a corporate transaction (the "Contingent Value Rights"). The Company’s pending obligations under the Contingent Value Rights had been recorded as derivatives at fair value. As part of the 2018 Debt Refinancing the Company and the previous lenders agreed that the total amount due in respect of these Contingent Value Rights would be $15.5 million. These amounts were settled as part of the Debt Refinancing and are no longer outstanding as of December 31, 2019 and 2018. As part of the new Senior Facility starting March 2018, the new lenders are also entitled to receive additional payments upon the occurrence of a Liquidity Event, as defined in the credit agreement (the “New Contingent Value Rights”). The actual amounts to be paid under the New Contingent Value Rights are determined based on several parameters, including, the Enterprise Value of the Company in such transaction, the consideration received and its timing. The Company’s pending obligation under the New Contingent Value Rights is recorded as a derivative at fair value. The fair value is determined using valuation models and management estimates. The estimated fair value of the New Contingent Value Rights derivative as of the date of issuance of such obligation, in the amount of $10.5 million was recorded through a reduction in the carrying amount of the Senior Facility loan. The estimated fair value of this derivative amounted to $13.0 million and $15.0 million as at December 31, 2019 and 2018, respectively (see Note 16). F. Contractual restrictions and financial covenants According to the terms of the credit agreements in effect as at December 31, 2019 and 2018, the Company is required to comply with certain customary affirmative, information and negative covenants, subject to certain agreed exceptions. In this respect, the financial and operating performance of ECI Telecom Group, ECI Telecom Ltd. and their subsidiaries is monitored by financial covenants which require such entities to ensure that Interest Cover, Adjusted Leverage, Adjusted EBITDA and Aggregate R&D Expenditures are not more or not less than certain limits and for certain periods. The credit agreements also contain certain restrictions on the Company's Capital Expenditures (as defined in the Credit Agreement). The Company is in full compliance with the required covenants for the periods ended December 31, 2019 and 2018. As part of the Merger agreement (see Note 1B) both the loans, including PIK interest accrued, and the Contingent Value Rights will be paid off in their entirety. 27

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 9 - Liability for employee benefits December 31 2019 2018 $ in thousands $ in thousands Employees severance benefits (*) 17,979 16,857 Liability for vacation pay 4,079 3,702 Pension benefits 116 276 22,174 20,835 (*) The Company's net liability for employee severance benefits is as follows: December 31 2019 2018 $ in thousands $ in thousands Liability for employee severance benefits 17,979 16,857 Less: Assets held for severance benefits, deposited with outside severance funds and insurance companies 13,263 13,243 Net liability for severance benefits 4,716 3,614 For the current portion of employee benefits included as part of Other payables and accrued liabilities in the consolidated balance sheets, see Note 10. In some locations in the world, including Israel, the Company`s employees are entitled to severance pay under local law, including upon retirement. The severance payments are calculated based on parameters such as length of employment and the employee`s remuneration, and accruals are maintained to reflect these amounts. Most of the employment agreements with employees in Israel, where approximately 50% of the Company’s employees reside, are in accordance with Section 14 (see Note 2K). The Company makes regular deposits to certain insurance companies and pension funds into accounts controlled by each applicable employee in order to secure the employee’s rights upon retirement or employment termination. The Company is then fully relieved from any severance pay liability with respect to each such employee, as the amounts deposited are not under the control and management of the Company and the severance pay risks have been irrevocably transferred to the insurance company or the pension fund. The related severance pay obligation and the amounts deposited pursuant to such obligation are therefore not reflected in the Company’s balance sheet. The Company’s liability for severance pay to its Israel-based employees not employed in accordance with Section 14 as well as employees in countries other than Israel, is calculated pursuant to Israel’s Severance Pay Law, or in other countries pursuant to local laws. The liability in Israel is fully covered, mostly through monthly deposits the Company makes with severance pay funds and insurance companies and the remaining gap, if any, is covered by an accrual. 28

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 9 - Liability for employee benefits (cont’d) Collective bargaining agreement In November 2018, the Company entered a collective bargaining agreement with its Israeli employees' representatives and the Histadrut (the leading Israeli labor union) for a term of four years (2018-2022). The agreement applies to all employees in Israel, excluding certain managerial and other employees in certain functions. The agreement regulates matters regarding certain employee rights and benefits and other organizational and labor matters, including: benefits, annual salary increase, welfare budget and procedures relating to dismissals, including the respective authority of management and the employees' representative with regards to each, and a dispute settlement mechanism. Note 10 - Other payables and accrued liabilities Current liabilities December 31 2019 2018 $ in thousands $ in thousands Employee benefits 17,363 21,723 Accrued expenses 19,948 19,751 Accrued interest in respect of loans 2,861 15,052 Israeli Innovation Authority (royalties) 7,822 4,185 Tax authorities 12,352 8,471 Commissions payable 6,838 6,000 Advances from customers 2,498 2,296 Warranty accrual 4,313 4,631 Deferred revenue 785 - Deferred sale and lease-back gain - current balance - 1,135 Other payables 1,919 206 76,699 83,450 Non-current liabilities December 31 2019 2018 $ in thousands $ in thousands Fair value of Separable Embedded Derivatives (see Notes 8E and 16A) 13,000 15,000 Deferred sale and lease-back gain - 4,332 Other 723 476 13,723 19,808 29

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 10 - Other payables and accrued liabilities (cont’d) Deferred sale and lease-back gain In September 2008, the Company completed a sale-leaseback transaction of its Petah-Tikva, Israel, headquarter facility, including the land, building and improvements affixed to the properties. The facility is being leased back over a 15 year term (“Initial lease term”), with two renewal periods, at the option of the Company, of 5 years and 4 years and 11 months, respectively. The net gain on the sale of this facility in the amount of $21.7 million, net of related taxes of $4.7 million, was deferred and is amortized over the initial lease term through December 31, 2018. The amortization of the gain was included in the consolidated statements of operations as a reduction in lease expenses. Following the adoption of ASC 842 (see Note 2Q) the Company recognized as a cumulative-effect adjustment to equity at January 1, 2019 an amount of $5.5 million due to the de-recognition of the remaining balance of the deferred gain. Warranty accrual The changes in the warranty accrual balances in the years ended 31 December, 2019, 2018 and 2017 were as follows: Year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Balance at the beginning of the period 4,631 3,826 3,366 Utilization of warranty accrual (1,773) (1,055) (1,423) Warranty expense 1,456 1,860 1,883 Balance at the end of the period 4,314 4,631 3,826 Reorganization accruals During January 2018, the Company implemented a workforce reduction plan. The Company recorded an amount of $1.4 million as part of this plan as reorganization expenses in the consolidated statements of operations. In 2016, the Company provided an amount of $3.7 million in connection with a settlement reached by the Company with its former primary IT provider. The changes in the reorganization accruals in the years ended December 31, 2019 and 2018 were as follows: Severance pay Other Total $ in thousands $ in thousands $ in thousands Balance at January 1, 2018 604 2,334 2,938 Reorganization expenses 1,380 - 1,380 Paid during the year (1,590) (1,167) (2,757) Balance at December 31, 2018 394 1,167 1,561 Paid during the year (233) (1,167) (1,400) Balance at December 31, 2019 161 - 161 The carrying amount of the reorganization liability in respect of severance pay as of December 31, 2019 and 2018 was included as part of other payables and Liability for employee benefits in the consolidated balance sheets, and is expected to be paid through 2021. The carrying amount of the other reorganization liability as at December 31, 2018 is included as part of other payables in the consolidated balance sheets. 30

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 11 - Equity A. Share capital (in shares of NIS 0.01 par value) Ordinary shares December 31 December 31 2019 2018 Issued and paid-in share capital as at 42,337,655 42,337,655 Authorized share capital 189,999,990 189,999,990 B. Commitments to issue equity instruments Capital note In 2014 the Company entered into an agreement with ECI Holding (Hungary) KFT (the “Parent Company”), a Hungarian company, which as at December 31, 2018 held 80% of the ordinary shares of the Company, and a group of private venture lending funds in Israel (the “Lending Funds”), according to which a loan then outstanding between the Company and the Lending Funds, in a total amount of $37.9 million, was converted into a note which will thereafter bear no interest and shall be irrevocably and fully repayable through conversion into a fixed number of ordinary shares of the Company, upon the occurrence of certain events. As a result, the note was included as part of shareholders’ equity. During June 2018, the note was converted into share capital, and the Company issued, 8,467,531 ordinary shares. See Note 12 on share-based payments regarding options allotted to employees. Preferred and Special Shares In March 2018, 10,000,000 authorized Shares were converted and reclassified into 10,000,000 Preferred A Shares of NIS 0.01 par value each, and 10 authorized shares were converted and reclassified into 10 Special Shares of NIS 0.01 par value each. In March 2018, in connection with the Debt Refinancing, the Company issued and sold 9,825,023 Preferred A Shares to the Parent Company, in consideration for a total amount of $85.8 million, as follows: (a) the Parent Company sold to the Company uncollected trade receivables in total amount of $10.0 million, previously assigned by ECI Telecom Ltd. to the Parent Company as part of a factoring arrangement (see Note 16C); (b) the Parent Company assigned to ECI Telecom Group its right to receive amounts collected by ECI Telecom Ltd. on behalf of the Parent Company as part of a factoring arrangement (see Note 16C), in total amount of $31.8 million; and (c) the Parent Company contributed to the Company an amount of $44.0 million. In June 2018, in connection with the Debt Refinancing, the Company issued and sold 174,977 Preferred A Shares to the Lending Funds, in consideration for the Lending Funds assigning to the Company their right to receive amounts collected by ECI Telecom Ltd. on behalf of the Lending Funds as part of a factoring arrangement (see Note 16C) in a total amount of $1.5 million. The Preferred A Shares in total amount of $87.3 million, have preference in liquidation, and accumulate at a rate of 12% per annum. 31

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 11 - Equity (cont’d) Preferred and Special Shares (cont’d) In March 2018, in connection with the Debt Refinancing, the Company issued and sold 10 Special Shares to Pathfinder. The Special Shares confer similar rights to the rights attached to the preferred shares in ECI (see note 11D), and are subject to certain call and buy-back rights. Non-controlling interests in ECI Telecom Ltd. In March 2018, as part of the Debt Refinancing, ECI issued and sold to Pathfinder 1,000,000 preferred shares in consideration for $66.5 million (the “Preference Amount”). Amounts accumulated at a rate of 20% per annum of the Preference Amount are allocated to the owners of the non-controlling interests out of the net loss for the period. The holders of the preferred shares are also entitled to receive, in the event of a Liquidity Event, as defined in the investment agreement, an amount equal to the sum that would accrue on the Preference Amount at a rate of 10% and an additional amount calculated based on the timing of such an event and on the net proceeds of such Liquidity Event, subject to maximum and minimum amounts. In connection with the Merger Agreement, Pathfinder, ETG and Ribbon entered into a Share Purchase Agreement, pursuant to which, among other matters, Pathfinder agreed to sell its preferred shares of ECI at the Effective Time for an aggregate purchase price of approximately $95 million, depending on the date of the Effective Time. Note 12 - Share-Based Payment Arrangements Current stock option plans include the ECI Telecom Group’s 2014 Share Option Plan (the “2014 Plan”). All options granted under the previously outstanding ECI Telecom Ltd. 2008 Share Incentive Plan had expired due to lapse of the stock options term. 2014 Plan Vesting for awards made through December 31, 2017 under the 2014 Plan is over a total period of 3 years, with one thirty-sixth (1/36) of the awards vesting at the end of each and every month starting from the Vesting Commencement Date. For new employees vesting starts after six (6) months of employment (at which time 6/36 shall be vested) and the remainder is equally vested monthly over a thirty (30) month period. Vesting for awards made in 2018 and 2019 under the 2014 plan is over a total period of 3 years, with one third (1/3) of the awards vesting at the end of each year starting from the Vesting Commencement Date. All options will be exercisable following the lapse of their vesting period and the earlier of (i) an IPO; or (ii) a Corporate Transaction (such as a merger, consolidation or similar transaction, a sale or other disposition of all or substantially all of the consolidated assets of the Company, or of the outstanding securities of the Company), as defined in the plan documents. As a result, none of the outstanding options issued as part of the 2014 Plan are exercisable as at the balance sheet date. Unless otherwise determined by the Board of Directors, the term of a stock option is six (6) years. Each option confers the right to purchase one (1) ordinary share of ECI Telecom Group at an exercise price of $1 per option, subject to anti-dilution adjustment. As at December 31, 2019, the Company is authorized to grant 2,816,000 options. 32

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 12 - Share-Based Payment Arrangements (cont’d) 2014 Plan (cont’d) In July 2019 the Company’s board of directors approved the repricing of the exercise price of a certain amount of the outstanding stock options issued to employees under the 2014 plan. The Company issued revised grant letters to the employees in November 2019 and the repricing was effected. As part of the repricing the exercise price of 916,000 options was reduced from USD 1.00 per option to USD 0.25 per option, and the exercise price of 710,000 options was reduced from GBP 0.75 per option to USD 0.25 per option. As a result of the repricing the Company estimated the additional compensation granted to employees to be $0.5 million. As at December 31, 2019 unearned compensation subject to future recognition immediately upon the occurrence of an IPO or a Corporate Transaction, or one being probable to occur, is $2,169 thousand. An additional amount of unearned compensation of $355 thousand subject to future recognition upon the occurrence of an IPO or Corporate Transaction, or one being probable to occur, are to be recognized over a period between such an event and the lapse of the vesting period. As at December 31, 2019 Company management did not determine that an IPO or a Corporate Transaction is probable to occur. The activity related to the Company’s outstanding stock options for the years ended December 31, 2019, 2018 and 2017 was as follows: December 31 2019 2018 2017 Number of Number of Number of options (in options (in options (in thousands) thousands) thousands) Balance outstanding at beginning of period 2,233 2,115 2,259 Changes during the period: Granted 145 1,147 - Forfeited (110) (1,029) (144) Balance outstanding at end of period 2,268 2,233 2,115 The fair value of employee stock options was measured using the Black & Scholes formula. Measurement input includes the share price on the measurement date, the exercise price of the instrument, expected volatility, expected term of the instruments, expected dividends, and the risk-free interest rate (based on government debentures). The parameters used in the measurement of the fair values at grant dates of the share-based payments plans were as follows: 2019 2018 Grant date fair value per stock option (in USD) 0.6 - 0.8 0.3 Share price on grant date (in USD) 1.3 - 1.6 0.9 Expected volatility (weighted average) 35% 36% Expected life 6 6 Expected dividends - - Risk free interest rate 2.2% - 2.3% 1.1% 33

ECI Telecom Group Ltd.

Notes to the Consolidated Financial Statements

Note 12 - Share-Based Payment Arrangements (cont'd)

2014 Plan (cont'd)

The share price on grant date was estimated using a valuation model. The expected dividend yield of zero is based on the fact that the Company has not paid dividends in recent years and has no present intention to pay cash dividends. The expected volatility was estimated on the basis of the volatility of different companies that have relatively similar operations as the Company's. The expected life for stock options is based on a combination of the Company's historical option patterns, each option contractual term and expectations of future employee actions.

No new grants took place during the year ended on December 31, 2017.

Note 13 - Supplemental statements of operations information

Cost of Revenue

	For the year ended December 31		
	2019	2018	2017
	$ in thousands	$ in thousands	$ in thousands
Finished products consumed	**141,246**	168,493	155,973
Other operations and logistic costs	**30,010**	33,213	31,252
Service costs	**39,454**	36,064	30,627
Amortization of software development costs capitalized	**19,397**	17,244	16,116
Royalties (see Note 17D)	**7,840**	8,059	5,478
	237,947	263,073	239,446

In 2019 inventory write-downs in the amount of $4.1 million were recognized as an expense within cost of revenue ($4.1 million and $2.9 million, in 2018 and 2017 respectively).

Research and development costs, net

	For the year ended December 31		
	2019	2018	2017
	$ in thousands	$ in thousands	$ in thousands
Expenses incurred	**72,507**	68,926	73,413
Less development costs capitalized	**(25,956)**	(25,979)	(20,007)
Less participation of the government of Israel in research and development expenses (1)	**(3,134)**	(4,369)	(10,612)
	43,417	38,578	42,794

(1) For information on a commitment to pay royalties to the government of Israel, see Note 17D.

34

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 13 - Supplemental statements of operations information (cont’d) Financial expense (income), net For the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Current interest on loans 11,800 11,554 11,232 Payable in kind (PIK) interest on loans 14,508 11,884 22,776 Amortization of debt raising costs, original issue discount (OID) and fair value assigned to Contingent Value Rights (CVR) 3,026 2,201 2,642 Total interest expense on loans 29,334 25,639 36,650 Interest expense on other liabilities 1,127 1,063 1,046 Bank charges and factoring fees 4,058 5,584 6,487 Change in fair value of derivatives, net (see Note 16A) (2,000) 13,907 - Net foreign exchange loss 2,624 2,323 (678) Other, net 681 (158) 452 35,824 48,358 43,957 Note 14 - Loss Per Share The calculation of basic and diluted losses per share for the years ended on December 31, 2019, 2018 and 2017 was based on the losses attributable to the Company's ordinary shareholders for the period divided by a weighted average number of ordinary shares outstanding, calculated as follows: For the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Loss attributable to ordinary shareholders ($ in thousands) (43,003) (40,373) (36,943) Return to equity-classified preferred shares (see Note 11C) ($ in thousands) (10,477) (7,951) - Loss attributable to ordinary shareholders ($ in thousands) (53,480) (48,324) (36,943) Weighted average number of ordinary shares: Balance at beginning of period 42,338 33,870 33,870 Effect of shares issued during the period (in thousands) (see Note 11B) - 4,849 - Weighted-average shares - basic (in thousands) as at end of period 42,338 38,719 33,870 Effect of dilutive share incentive - - - Weighted-average shares - dilutive (in thousands) as at end of period 42,338 38,719 33,870 Basic and dilutive loss per share ($) (1.26) (1.25) (1.09) 35

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 15 - Taxes on Income A. Details regarding the tax environment of the Company Corporate tax rate Presented hereunder are the tax rates relevant to the Company and its Israeli subsidiaries in the years 2017-2019: 2017 – 24% 2018 – 23% 2019 – 23% On December 22, 2016 the Knesset plenum passed the Economic Efficiency Law (Legislative Amendments for Achieving Budget Objectives in the Years 2017 and 2018) – 2016, by which, inter alia, the corporate tax rate would be reduced from 25% to 23% in two steps. The first step will be to a rate of 24% as from January 2017 and the second step will be to a rate of 23% as from January 2018. As a result of the reduction in the tax rate to 23% in two steps, the deferred tax balances as at December 31, 2019 were calculated at the tax rate expected to apply on the date of reversal. Current taxes for the reported periods are calculated according to the tax rates presented above. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Investments Law”); During January 2011 an amendment to the Investments Law (the “Amendment”) became effective. The Amendment’s provisions apply to Preferred Income derived or accrued in 2011 and thereafter by a Preferred Company, per the definition of these terms in the Amendment. Companies can choose not to be included in the scope of the Amendment and to stay in the scope of the Investments Law before its amendment until the end of the benefits period of its approved/beneficiary enterprise. The amendment provides a uniform and reduced tax rate for all the Company’s income entitled to the benefits (“Preferred Income”). Starting from tax year 2014, the tax rate on Preferred Income for a company operating in the same area as ECI Telecom Ltd. is 16%. As part of the 2016 Budget Law, inter alia, the Investments Law was amended such that a company meeting certain criteria (“Preferred Technology Enterprise”), starting from January 1, 2017, will benefit from a tax rate on Preferred Income derived from Intellectual Property, as defined in the amended law, for a company operating in the same area as ECI Telecom Ltd., of 12%. Upon reaching taxable income and if the benefits are still valid, management will evaluate whether its operations meet the criteria in order to qualify for the benefits of the Preferred Technology Enterprise. The Amendment also provides that no tax will apply to a dividend distributed out of Preferred Income to an Israeli resident company shareholder. A tax rate of 20% shall apply to a dividend distributed out of Preferred Income to an individual shareholder or foreign resident, subject to double taxation prevention treaties. A reduced tax rate of 4% shall apply to a dividend distributed out of the income of Preferred Technology Enterprise to a foreign resident company, if 90% or higher of the distributing entity is held directly by foreign entities. 36

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 15 - Taxes on Income (cont’d) A. Details regarding the tax environment of the Company (cont’d) Corporate tax rate (cont’d) Measurement of results for tax purposes under the Income Tax Law The measurement of the Company’s results for tax purposes is calculated based on the Income Tax Regulations (principles for the bookkeeping of foreign invested companies and of certain partnerships and the determination of their taxable income) – 1986. Accordingly, the taxable income or loss is calculated in U.S. dollars. Tax benefits under the Law for the Encouragement of Industry (Taxation), 1969 The Company is an “Industrial Holding Company” as defined by this law, and as such is entitled, among other benefits, to claim accelerated depreciation of machinery and equipment as prescribed by regulations issued under the inflationary adjustments tax law. Starting from 2013 tax year, the Company elected to file a consolidated return for Israeli income tax purposes, together with its subsidiary, ECI Telecom Ltd., in accordance with the provisions of this law. Non Israeli subsidiaries are taxed based upon tax laws in their countries of residence. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations where a company does not have the necessary information available, prepared, or analyzed in reasonable detail to complete the accounting for certain income tax effects of the TCJ Act. It allows companies to record provisional amounts during a measurement period, which is not to extend beyond one year. Consistent with SAB 118, the Company was able to make reasonable estimates and recorded provisional amounts related to the impact of tax reform. As of December 2019, all provisional amounts have been finalized and there were no adjustments made to previously disclosed estimates. B. Taxes on income from continuing operations Taxes on income included in the consolidated statements of operations are comprised as follows: Year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Current taxes relating to – The Company and its Israeli Subsidiaries 269 330 391 Foreign subsidiaries 5,409 1,700 2,735 Deferred taxes relating to – 5,678 2,030 3,126 The Company and its Israeli subsidiaries - 311 311 Foreign subsidiaries (930) 601 (283) (930) 912 28 Taxes on income 4,748 2,942 3,154 37

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 15 - Taxes on Income (cont’d) C. Loss from continuing operations before taxes on income Year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands The Company and its Israeli subsidiaries (10,100) (6,792) (42,766) Foreign subsidiaries (10,894) (20,664) 8,977 (20,994) (27,456) (33,789) D. Reconciliation of the statutory tax expense (benefit) to actual tax expense For the year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Loss before taxes on income (20,994) (27,456) (33,789) Primary tax rate of the Company 23% 23% 24% Theoretical provision for income taxes (4,829) (6,315) (8,109) Additional tax (tax saving) in respect of: 790 Different tax rate of foreign subsidiaries 869 755 Difference between measurement basis of income/expenses for income tax purposes and measurement basis of income/expenses for financial reporting purposes 1,070 (7,840) 1,612 Current year tax losses and benefits for which deferred taxes were not created (406) 10,176 5,289 Capital losses and benefits for which deferred taxes were not created 5,774 7,826 2,144 Uncertain tax positions 989 (595) 460 Taxes in respect of previous years - 47 (158) Taxes in respect of previous years due to TCJ act - (1,426) - Other differences 1,360 200 1,161 Income tax expense 4,748 2,942 3,154 38

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 15 - Taxes on Income (cont’d) E. Deferred tax assets and liabilities The following is a summary of the significant components of deferred tax assets and liabilities: December 31 2019 2018 $ in thousands $ in thousands Deferred tax assets: Capital loss and other losses carryforward 81,911 75,847 Operating loss carryforward 377,414 388,921 Research and development costs, net 12,278 12,700 Vacation pay accruals, severance pay fund, net, and other accruals 3,686 6,236 Other 1,166 1,063 Gross total deferred tax assets 476,455 484,767 Valuation allowance for deferred tax assets (460,459) (470,526) Net deferred tax assets 15,996 14,241 Deferred tax liabilities: Software development costs and other intangibles 11,149 10,454 Property, plant and equipment and other 2,017 1,878 Deferred tax liabilities 13,166 12,332 Deferred taxes, net 2,830 1,909 F. Carry-forwards As of December 31, 2019, the Company and its subsidiaries had operating loss carryforwards, capital loss carryforwards, loss from marketable securities, and general business tax credit carryforward for income tax purposes of $1,653.3 million, $207.5 million, $55.5 million and $3.6 million, respectively. In addition, a subsidiary in the Netherlands had a carry-forward tax loss with limitation on the off -set for holding and financing companies in the amount of $93.6 million. This Netherlands carry-forward tax loss will expire over the period of 2020 through 2028. In general, under United States tax law Section 382 of the Internal Revenue Code of 1986, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”), to offset future taxable income. As at December 31, 2019, the US subsidiary had $123.6 million NOLs out of which $34.9 million are subject to Internal Revenue Code Section 382 limitations. In addition, these U.S federal net operating loss carryforwards will expire over the period of 2020 through 2027. The remainder of the consolidated loss carryforwards has no expiration period. Substantially, all of the capital losses have an indefinite carryforward period. G. Tax assessments The Company files income tax returns in various jurisdictions with varying statutes of limitations. ECI Telecom Group and its subsidiaries in Israel have received final tax assessments or tax assessments that are considered as final due to lapse of statute of limitation period, through tax year 2014. 39

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 15 - Taxes on Income (cont’d) H. Unrecognized tax benefits The following table summarizes the activity of the Company’s gross unrecognized tax benefits: Year ended December 31 2019 2018 $ in thousands $ in thousands Balance at the beginning of the year 6,326 6,921 Additions based on tax position related to the current year 1,777 384 Additions for tax positions of prior years 127 136 Reductions for tax positions of prior years relating to settlements with tax authorities (474) (454) Reductions to unrecognized tax benefits as a result of a lapse of the applicable statute of limitations (441) (661) Balance at the end of the year 7,315 6,326 The Company and its subsidiaries are subject to periodic and routine audits by the tax authorities in all major tax jurisdictions in which they operate. It is reasonably possible that the amounts of unrecognized tax benefits could change as a result of an audit. Based on the current audits in process, the payment of taxes as a result of audit settlements are not expected to have an adverse significant impact on the Company's financial position or results of operations. The Company recognizes the benefit of tax positions only if those positions are more likely than not to be sustained. The Company measures the tax benefit to be provided for as the largest amount that is greater than 50% likely of being realized upon settlement. Note 16 - Financial Instruments A. Fair value The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, restricted cash, trade receivables, other receivables, loans and borrowings, trade payables and other payables are the same or proximate to their fair value. The table below presents an analysis of financial instruments measured at fair value on the temporal basis using valuation methodology in accordance with the fair value hierarchy levels (for a definition of the various hierarchy levels, see Note 2 regarding the basis of preparation of the financial statements). December 31, 2019 Level 1 Level 2 Level 3 Total $ in thousands $ in thousands $ in thousands $ in thousands Financial liabilities: 13,000 13,000 Separable Embedded Derivatives - - - - 13,000 13,000 40

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 16 - Financial Instruments (cont’d) A. Fair value (cont’d) December 31, 2018 Level 1 Level 2 Level 3 Total $ in thousands $ in thousands $ in thousands $ in thousands Financial liabilities: Separable Embedded Derivatives - - 15,000 15,000 - - 15,000 15,000 The table hereunder presents a reconciliation from the opening balance to the closing balance of separable embedded derivatives carried at fair value level 3 of the fair value hierarchy: Year ended December 31, 2019 2018 $ in thousands $ in thousands Balance at beginning of the year 15,000 6,080 Additions - 10,500 Deletions - (15,487) Change in the fair value (2,000) 13,907 Balance at end of the year 13,000 15,000 For the purpose of measurement of the fair value of the separable embedded derivative outstanding as at December 31, 2019 , representing the Contingent Value Rights issued by ETG to its lenders (see Note 8E), the Company used the Monte Carlo Simulation model. As part of the Merger Agreement (see Note 1B) and the expected repayment of the senior long-term loan (see Note 8), the Company also expects to repay the Contingent Value Rights issued to the lenders. The Contingent Value Rights payoff is expected to be mainly part of the Share Consideration and to the lesser extent part of the Cash Consideration. A measurement input that would have significantly changed the fair value is the value of each Ribbon share. An increase, or decrease, of 10% in the value of each Ribbon share as at the Effective Time would result in an increase, or decrease, in the estimated fair value of the Contingent Value Rights as at December 31, 2019 of $0.3 million, or 0.3 million, respectively. B. Financial guarantees The Company maintains certain guarantees mainly through banks and with insurance companies to support its performance obligations under customer contracts and other contracts that can be called in case of a material breach of contracts. As at December 31, 2019, these guarantees totaled approximately $28.1 million ($38.2 million as at December 31, 2018). 41

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 16 - Financial Instruments (cont’d) C. Transfers of financial assets The Company maintains customer receivables factoring agreements with a number of financial institutions. Additional factoring agreements with the Parent Company, and the Lending Funds were in effect through March 2018 and were terminated in connection with the Debt Refinancing (see Note 8). Under the terms of those agreements, the Company may transfer receivables to the financial institutions, on a non-recourse basis, provided that the financial institutions approve the receivables in advance. In respect of a majority of its trade receivables, the Company maintains credit insurance policies from major insurance entities or obtains letters of credit from the customers, covering a major part of the credit risk. In some cases, the Company maintains some recourse obligations, limited to events of commercial disputes, such as product defects, which are not covered under the credit insurance policy, and are unrelated to the credit worthiness of the customer. The Company does not expect any recourse to take place in the foreseeable future due to commercial disputes. The Company accounts for the factoring of its financial assets as a sale of the assets and records the factoring fees, when incurred, in profit and loss as finance expenses. As at December 31, 2019 and 2018 the outstanding trade receivables derecognized from the consolidated balance sheet in connection with factoring agreements amounted to $67.8 million and 67.1 million, respectively. Note 17 - Commitments, Contingent Liabilities and Assets Pledged A. Legal claims In the normal course of business, legal claims were filed against group companies or there are pending claims against the Company (in this section: “Legal Claims”). In the opinion of Company management, based, among other things, on legal opinions as to the likelihood of success of the claims, the financial statements include adequate provisions, where provisions are required to cover the exposure resulting from such claims. Claims of employees and former employees of group’s companies Several lawsuits and claims have been submitted against the Company in Israel and in other jurisdictions in respect of labor and related matters. Such matters include the calculation of benefits, right to receive additional benefits for termination, determination of employee status, right to terminate, and others. A provision in the amount of $0.4 million was included as at December 31, 2019 and 2018. Management of the Company believes, based on the opinion of its legal advisors that the financial statements include adequate provisions in respect of such claims. Claims by enterprises and companies Several claims have been submitted against the Company and against consolidated subsidiaries, in respect of activities conducted by the Company, in the ordinary course of business, alleging that the Company, inter alia, used patents owned by others. No provision in respect of such claims was included as at December 31, 2019 and 2018. The Company's Management, based mainly on opinions of its legal advisors, believes that the effect, if any, of the results of such claims on the financial position of the Company and the results of its operations will be immaterial. 42

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 17 - Contingent Liabilities and Assets Pledged (cont’d) A. Legal claims (cont’d) During 2018 the Company received a letter from Sisvel International SA (“Sisvel”) advising the Company’s wholly owned subsidiary in Germany (“ECI GMBH”) that it needs to seek a license from Sisvel for products which implement DSL technologies to cover certain patents that are owned by Sisvel. Sisvel continued to send letters, the last of which was received on July 23, 2018. The Company has not received any further correspondence regarding this matter. The Company believes it is too early to assess the outcome. ECI has not been selling such products for several years. ECI GMBH has received a request for indemnification from Deutsche Telekom (“DT”) in relation to an alleged intellectual property infringement claim brought by Intellectual Ventures II LLC (“IVII”) in Germany and concerning a component sold to DT by ECI GMBH. The Company is looking into the matter, however, it believes that DT purchased the allegedly infringing component from one of the Company’s vendors and therefore plans to submit a request for indemnification to such vendor. Additionally, the patent(s)-in-suit are subject to a validity proceeding pending in the Federal Patent Court in Munich, the outcome of which may have an impact on the aforementioned claims. IVII is also pursuing an identical claim in France against Orange. Orange has placed ECI France on notice that it may seek indemnification from ECI France as a third-party supplier in connection with such claim. The planned defense of this claim will be the same as that of the case in Germany, namely that the relevant chipsets were obtained through a licensee of the plaintiff and therefore did not infringe upon the patent and that the patent involved is invalid. Company believes it is too early to assess the outcome. In addition, the Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows. Liabilities related to legal proceedings are recorded when it is likely that a liability has been incurred and the associated amount can be reasonably estimated. As additional information becomes available, the potential liability related to these matters will be reassessed and the estimates revised, if necessary. In each of these matters the Company continuously evaluates the merits of the respective claims and defends itself vigorously or seeks to arrive at alternative resolutions in its best interest, as it deems appropriate. B. Purchase commitments As at December 31, 2019, the Company had commitments in the amount of $61.0 million covering, primarily, the purchase of materials ($59.2 million as at December 31, 2018). C. Assets pledged As at December 31, 2019, the Company pledged certain of its assets, including those of its subsidiaries, to the lending parties in several credit agreements. In Israel, that included the creation of (1) fixed charges on assets like machinery, equipment, intellectual property, shares that the Company and its subsidiary hold in its subsidiaries, material insurance policies and bank accounts and (2) a floating charge on all assets and properties owned from time to time by the Company and its subsidiaries, and Outside Israel, several Company subsidiaries have pledged certain assets as at December 31, 2019, in favor of the lending parties in several security agreements. That included the creation of (1) fixed charges on assets such as shares that they hold in subsidiaries, material insurance policies and bank accounts and of (2) a floating charge on all assets and properties owned from time to time by these subsidiaries. 43

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 17 - Contingent Liabilities and Assets Pledged (cont’d) C. Assets pledged (cont’d) (cont’d) As at December 31, 2019, fixed charges are duly registered with the relevant authorities with respect to certain machinery, equipment, intellectual property, shares and bank accounts of several of the Company’s subsidiaries and certain insurance policies, and a floating charge has been registered on all assets of the Company and of certain of its subsidiaries. Short-term deposits in an amount of $2.4 million (December 31, 2018 - $9.3 million) were pledged in favor of banks and an insurance company (“Financial Institutions”) to secure their potential obligations under certain performance bonds issued by the Financial Institutions. The performance bonds, in a total amount of $2.9 million were issued to Company customers as a security for the Company’s contractual obligations under tenders and contracts. In addition $2.5 million of short-term bank deposits (December 31, 2018 - $2.5 million) were pledged in favor of a certain bank to secure $7.2 million of financial bonds issued covering the Company’s obligation to one of its main subcontractors. As at December 31, 2019, two mortgages, on certain real estate assets of the Company which are located in the cities of Petach Tikva (the same place as the Company’s main offices) and Givat Shmuel (adjacent to the Company’s main offices) in Israel, are registered in favor of Flextronics (Israel) Ltd. (“Flextronics”). These mortgages were registered in order to secure certain indebtedness owed from time to time by the Company to Flextronics pursuant to a manufacturing agreement entered into between the parties. The Company registers pledges in immaterial amounts from time to time on certain equipment items in the ordinary course of business. D. Royalties payable to the IIA The Company is committed to pay royalties to the IIA on proceeds from sale of products which the government supported by way of research and development grants. The royalties are calculated mainly at the rates of 1.3% to 3.0% of the aggregated proceeds from the sale of such products developed at the Company`s R&D center in Beer-Sheva, or 3.5% to 5.0% of the aggregated proceeds from sale of such products developed at the Company’s R&D center in its headquarters facility in Israel, up to an amount not exceeding 100% of such grants plus interest at LIBOR rate (for new cases approved starting from 2017, interest at the higher of LIBOR plus 1.5%, and 2.75%). Where manufacturing is performed outside Israel, the respective royalty rates are increased by an additional 1%. As at December 31, 2019 the Company’s maximum possible future royalties commitment, subject to future sale of such products, and based on grants received from the IIA and not yet repaid and on management’s estimation of future sales of products still being sold and as a result might be subject to future royalties payments, is approximately $52.1 million (including interest in the amount of $1.8 million). 44

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 18 - Related Parties A. Parent company and subsidiaries The Company’s parent company is ECI Holding (Hungary) KFT, a Hungarian company, which as at December 31, 2019 held 80% of the ordinary shares of the Company. B. Transactions with related parties Balances due from or to related parties December 31 2019 2018 $ in thousands $ in thousands Long-term trade and other receivables 518 534 Trade payables 117 30 Other payables 1,206 2,755 Transactions with related parties Year ended December 31 2019 2018 2017 $ in thousands $ in thousands $ in thousands Revenues - - 7,500 Expenses 1,340 1,937 5,609 C. Other engagements between the Company and related parties The Company pays fees to an entity controlled by the indirect shareholders of the Company in respect of letters of credit issued by this entity to an Israeli bank to support credit lines issued by the bank to the Company. This engagement was terminated in March 2018. In addition, in March 2018 the aforesaid related entity waived its right to receive from ECI Telecom Ltd. accrued and unpaid fees in total amount of $11.8 million. The waived fees were recorded as a capital contribution made to the Company’s Capital Surplus by its shareholders. In March 2018 the Company entered into an agreement to receive management services from an entity controlled by the indirect shareholders of the Company, for a period of five years, for a monthly payment of $25 thousand. Sales of certain of the Company’s receivables (see Note 16C). This engagement was terminated in March 2018. During December 2018 the Company entered into an agreement with its indirect shareholders. The indirect shareholders provided guarantees to an Israeli bank to secure Company obligations under a credit line issued by the bank to the Company. As part of the said agreement the Company committed, subject to the provisions of other finance documents (see notes 8 and 12), to pay fees starting from January 2019 to the indirect shareholders in respect of the issued guarantees. In addition, the Company committed to indemnify and compensate the indirect shareholders in case the bank forfeits the guarantees. 45

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 19 - Leases The Company has operating leases for its global facilities and for offices and vehicles in certain locations, and finance leases for computers and IT equipment. Operating leases are reported separately in the Company's consolidated balance sheet as at December 31, 2019. Assets acquired under finance leases are included in Property, plant and equipment, net, in the consolidated balance sheets as at December 31, 2019 and December 31, 2018. The Company determines if an arrangement is a lease at inception. A contract is determined to contain a lease component if the arrangement provides the Company with a right to control the use of an identified asset. Right -of-use assets and lease liabilities are initially measured based on the present value of the future minimum fixed lease payments (i.e., fixed payments in the lease contract) over the lease term at the commencement date. As many of the Company's leases do not have a readily determinable implicit rate, the Company typically uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future minimum fixed lease payments. The Company calculates its incremental borrowing rate to reflect the interest rate that it would have to pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment over a similar term and considers its historical borrowing activities and market data from entities with comparable credit ratings in this determination. The measurement of the right-of-use asset also includes any lease payments made prior to the commencement date (excluding any lease incentives) and initial direct costs incurred. Lease terms may include options to extend or terminate the lease and the Company incorporates such options in the lease term when it has the unilateral right to make such an election and it is reasonably certain that the Company will exercise that option. In making this determination, the Company considers its prior renewal and termination history and planned usage of the assets under lease, incorporating expected market conditions. For operating leases, lease expense for minimum fixed lease payments is recognized on a straight-line basis over the lease term. The expense for finance leases includes both interest and amortization expense components, with the interest component calculated based on the effective interest method and the amortization component calculated based on straight-line amortization of the right-of-use asset over the lease term. The Company's right-of-use lease assets and lease liabilities as at December 31, 2019 and December 31, 2018 were as follows: December 31, December 31, Classification 2019 2018 $ in thousands $ in thousands Assets Operating lease assets Operating lease right-of-use assets 24,928 - Finance lease assets Property, plant and equipment, net 1,460 914 Total leased assets 26,388 914 Liabilities Current Operating Operating lease liabilities 8,857 - Finance Other payables and accrued liabilities 569 383 Noncurrent Operating Operating lease liabilities, net of current 18,053 - Finance Other long-term liabilities 720 476 Total lease liabilities 28,199 859 46

ECI Telecom Group Ltd. Notes to the Consolidated Financial Statements Note 19 - Leases (cont’d) The components of lease expense for the year ended December 31, 2019 were as follows: Year ended December 31, 2019 $ in thousands Operating lease cost 9,568 Finance Lease cost Amortization of Finance leased assets 588 Interest on lease liability 63 Net lease cost - Total 10,219 The Company elected to use the alternative transition method, which allows entities to initially apply ASC 842 at the adoption date with no subsequent adjustments to prior period lease costs for comparability. As a result, operating leases in periods prior to the Company's adoption of ASC 842 were not recorded on the consolidated balance sheet. Prior to the adoption of ASC 842, rent expense (including any escalation clauses, free rent and other lease concessions) on operating leases was recognized on a straight-line basis over the minimum lease term, and this remains consistent with the Company's application of ASC 842. Rent expense for operating leases was $9.3 million and $9.0 million for the year ended December 31, 2018 and 2017, respectively. Interest expense for finance leases was approximately $50 thousand and $25 thousand for the years ended December 31, 2018 and 2017, respectively. Amortization expense for finance leases was approximately $153 thousand and $40 thousand for the year ended December 31, 2018 and 2017, respectively. Other information related to the Company's leases as at and for the year ended December 31, 2019 was as follows: $ in thousands (except lease terms and percentages) Cash paid for amounts included in the measurement of lease liabilities 9,186 Operating cash flows from operating leases Operating cash flows from finance leases 710 Weighted average remaining lease term (years) Operating leases 3.81 Finance leases 1.84 Weighted average discount rate Operating leases 4.2% Finance leases 10.4% 47

ECI Telecom Group Ltd.

Notes to the Consolidated Financial Statements

Note 19 - Leases (cont'd)

Future minimum fixed lease payments under non-cancelable leases at December 31, 2019 were as follows:

	Operating leases $ in thousands	Finance leases $ in thousands
2020	**9,062**	**731**
2021	**8,118**	**676**
2022	**6,115**	**224**
2023	**4,489**	**68**
2024	**762**	**30**
2025 and beyond	**910**	**-**
Total lease payments	**29,456**	**1,729**
Less: interest	**(2,546)**	**(440)**
Present value of lease liabilities	**26,910**	**1,289**

Future minimum fixed lease payments under non-cancelable leases at December 31, 2018 were as follows:

	Operating leases $ in thousands	Finance leases $ in thousands
2019	7,625	357
2020	7,575	281
2021	6,686	239
2022	5,130	38
2023	4,151	3
2024 and beyond	1,062	-
Total lease payments	32,229	918
Less: interest		(59)
Present value of lease liabilities		859

48